Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of Origin Bancorp, Inc. (“Origin”) and BT Holdings, Inc. (“BTH”) after giving effect to the merger, including the issuance of 6,828,390 shares of Origin common stock to BTH’s shareholders pursuant to the merger agreement, and the merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Under this method, BTH’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Origin. Any difference between the purchase price for BTH and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense but, instead, will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Origin in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Origin issued after the acquisition will reflect the results attributable to the acquired operations of BTH beginning on the date of completion of the acquisition.
The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, which requires the depiction of the accounting for the transaction, which we refer to as “transaction accounting adjustments,” and allows, but does not require, presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur, which we refer to as “management’s adjustments.” Origin has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information. Pro forma adjustments are included only to the extent they are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Origin’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.
The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Origin and BTH, giving effect to the merger as if it had been consummated on June 30, 2022. The unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2022, combines the historical consolidated statements of income of Origin and BTH, giving effect to the merger as if it had been consummated on January 1, 2021 (including assuming all related merger expenses had been incurred on or prior to such date).
The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under generally accepted accounting principles, or GAAP, are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma income statement information does not include anticipated cost savings or revenue enhancements, which management believes will result from combining certain operating procedures.
Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Origin’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities, including any accretion of the investment securities discount resulting from the fair value adjustment of the investment securities portfolio at closing. This adjustment has been omitted due to the recent significant changes in the interest rate environment. Any changes to BTH’s stockholders' equity, including results of operations from January 1, 2022, through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited transaction accounting adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for Origin common stock of $43.07, which represents the closing price of Origin common stock on July 29, 2022.

The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.
The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Origin and BTH, which are included with this joint proxy statement/prospectus or incorporated by reference herein.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Origin common stock or the actual or future results of operations of Origin for any period. Actual results may be materially different than the pro forma information presented.

ORIGIN BANCORP, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2022

(Dollars in thousands)	Origin Historical	BTH Historical	Pro Forma Adjustments (A)	Notes	Pro Forma Combined
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$323,920	$113,891	$(5,400)	B	$432,411
Total securities	1,892,110	455,764	(120,914)	C	2,226,960
Loans held for sale	62,493	204	—		62,697
Loans	5,528,093	1,245,311	(16,000)	D	6,757,404
Allowance for loan credit losses	(63,123)	(14,418)	(10,882)	E	(88,423)
Total loans held for investment, net	5,464,970	1,230,893	(26,882)		6,668,981
Premises and equipment, net	81,950	28,441	—		110,391
Other Real Estate Owned	1,806	200	—		2,006
Goodwill	34,153	14,191	97,523	F	145,867
Core deposit intangible & other intangibles	15,900	—	32,348	G	48,248
Deferred tax asset	—	2,394	(14)	H	2,380
Other assets	234,222	26,293	—		260,515
Total assets	$8,111,524	$1,872,271	$(23,339)		$9,960,456
Liabilities and Stockholders’ Equity
Total deposits	6,303,158	1,613,843	—		7,917,001
FHLB advances	856,871	—	(120,914)	I	735,957
Other borrowings	37,710	7,535	—		45,245
Junior subordinated debentures	9,752	7,217	—		16,969
Subordinated debentures	147,788	37,650	—		185,438
Other liabilities	109,872	17,569	—		127,441

Common Equity	646,373	188,457	97,575	J	932,405
Total liabilities and stockholders’ equity	$8,111,524	$1,872,271	$(23,339)		$9,960,456
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A.Pro Forma adjustments are subject to the final fair value determinations, which will be impacted by market volatility and fluctuations.
B.Reflects one-time, nonrecurring transaction expenses incurred by both Origin and BTH, net of the tax effect of such expenses.
C.Reflects security sales completed immediately following the merger closing transaction; however, does not reflect 100% of the post-acquisition sale of securities and corresponding pay down of FHLB advances completed by Origin during the quarter ended September 30, 2022.
D.Reflects purchase accounting adjustment to record BTH’s loans at fair value.
E.Elimination of BTH’s allowance for loan losses and establishment of allowance for credit losses under current expected credit losses methodology, or “CECL.”
F.Write-off of historical BTH goodwill and creation of estimated goodwill associated with the merger.
G.Record an estimated core deposit intangible of $32.3 million related to the merger.
H.Net deferred tax asset entries associated with merger.
I.Reflects the immediate pay down of FHLB advances following the closing transaction; however, does not reflect 100% of the post-acquisition pay down of advances completed by Origin during the quarter ended September 30, 2022, primarily funded by the sale of BTH securities.
J.Adjustments to (i) eliminate BTH equity, (ii) record the issuance of Origin common stock and, (iii) reflect the effect on equity of the transaction expenses and purchase accounting adjustments included herein.

ORIGIN BANCORP, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2022

(Dollars in thousands, except per share amounts)	Origin Historical	BTH Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest income	$124,071	$34,842	$3,200	A	$162,113
Interest expense	12,065	4,000	54	B	16,119
Net interest income	112,006	30,842	3,146		145,994

Provision for credit losses	3,125	400	96	C	3,621

Noninterest income	30,122	1,518	—		31,640
Noninterest expense	86,924	13,645	1,647	D	102,216

Pre-tax earnings	52,079	18,315	1,403		71,797
Income tax expense	10,085	3,396	295	E	13,776
Net income	$41,994	$14,919	$1,108		$58,021

Basic EPS	$1.77	N/A	N/A		$1.90
Diluted EPS	1.77	N/A	N/A		1.88
OBNK weighted average common shares	23,721	N/A	6,828	F	30,549
OBNK weighted average diluted common shares	23,781	N/A	7,010	F	30,791
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A.Adjustment to interest income to record the estimated accretion for the net discount on acquired loans and leases.
B.Adjustment to interest expense to record the interest cost of cash used in the transaction.
C.The BTH provision for loan losses is eliminated and included in the loan fair value adjustment. Provision based on new loan production is established.
D.Estimate of amortization of the core deposit intangible based on the estimated CDI for BTH, amortized on an accelerated basis over ten years.
E.Income taxes were adjusted to reflect incremental taxes for additional pre-tax earnings taxed at a statutory rate of 21.0% for 2022.
F.Adjustments to weighted-average shares of common stock and options outstanding to eliminate weighted-average shares of BTH common stock and options outstanding during 2022 and reflect issuance of 6,828,390 shares of Origin common stock and approximately 611,676 OBNK options in the merger.
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